UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 30, 2004

UNOVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13279	95-4647021
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6001 36th Avenue West Everett, Washington www.unova.com		98203-1264
(Address of principal executive offices and internet site)		(Zip Code)

Registrant’s telephone number, including area code:
(425) 265-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

UNOVA, Inc. (the “Company”) is filing this amendment to its Current Report on Form 8-K, and restating the contents of the Current Report, to clarify the circumstances in which it must apply the net proceeds of sales of business units to repay and reduce its new revolving credit facility.

Item 1.01                     Entry into a Material Definitive Agreement

On September 30, 2004, the Company entered into a Credit Agreement, dated as of September 30, 2004, among the Company, certain U.S. subsidiaries of the Company, the financial institutions party thereto, and KeyBank National Association (“KeyBank”) as administrative agent for the lenders (the “Credit Agreement”). The Credit Agreement replaces the Company’s existing credit agreement. The Credit Agreement provides for a $100 million, three-year revolving credit facility (the “Facility”).

The Company’s obligations under the Credit Agreement are secured by substantially all the U.S. assets of the Company and its U.S. subsidiaries and a pledge of 65% of the stock of certain of its foreign subsidiaries.

Up to $50 million of the Facility is initially available for letters of credit and cash advances. To the extent any cash advances or letters of credit cause the aggregate outstandings under the Facility (including letters of credit) to exceed $50 million, the Company must collateralize those obligations with cash on a dollar-for-dollar basis until such time as Standard & Poor’s and Moody’s Investor Service upgrade their ratings of the Company’s senior unsecured debt to equal to or greater than BB- and Ba3, respectively. If the Company’s senior unsecured debt is upgraded, availability under the Facility will be determined by a specified asset coverage ratio, but will not be less than $50 million or more than $100 million.

If the Company sells certain “Special Business Units” (as defined in the Credit Agreement) within its Industrial Automation Systems segment, the net proceeds (with certain limited exceptions) must be applied to repay the Facility.  If the Company sells the other businesses within its Industrial Automation Systems segment, the cumulative net proceeds (with certain limited exceptions) in excess of $50 million must be applied to repay the Facility in $5 million increments.  Any required repayment of the Facility with the net proceeds from the sale of the Company’s Industrial Automation Systems segment (including, any Special Business Unit) will permanently reduce the Facility dollar-for-dollar, but not more than $50 million in the aggregate.

Until it retires its 6.875% Notes due March 15, 2005, the Company must maintain a minimum balance of $50 million in one or more accounts subject to the control of KeyBank. This minimum balance will be reduced by 50% of the face amount of any Notes tendered, redeemed, or otherwise prepaid or repurchased before maturity.

Borrowings under the Credit Agreement bear interest at a variable rate equal to (at the Company’s option) (i) LIBOR plus the applicable margin, which ranges from 1.50% to 2.50%, or (ii) the greater of the federal funds rate plus 0.50% or KeyBank’s prime rate, plus the applicable margin, which ranges from 0.50% to 1.50%. The Company also must pay a fee ranging from 0.375% to 0.50% on the aggregate commitments under the Facility, regardless of usage. The Company also must pay a fee equal to 0.125% plus an amount ranging from 1.50% to 2.50% on the maximum amount available to be drawn under each letter of credit that is issued and outstanding under the Facility plus other normal letter of credit charges.

The Credit Agreement contains various restrictions and covenants, including restrictions on the ability of the Company and its subsidiaries to consolidate or merge, make acquisitions, create liens, incur additional indebtedness or dispose of assets.

The Credit Agreement also contains the following financial covenants (all capitalized terms are as defined in the Credit Agreement):

•                  Consolidated Leverage Ratio:  the ratio of Consolidated Net Debt of the Company and its subsidiaries to Consolidated EBITDA of the Company and its subsidiaries for the applicable Testing Period (i) as of any Fiscal Quarter ending on or before June 30, 2005 will not exceed 3.00 to 1.00 and (ii) as of any Fiscal Quarter ending after July 1, 2005 will not exceed 2.50 to 1.00.

•                  Consolidated Interest Coverage Ratio:  the ratio of Consolidated EBIT of the Company and its subsidiaries for the applicable Testing Period to Consolidated Interest Expense of the Company and its subsidiaries (to the extent paid in cash) for such Testing Period (i) as of any Fiscal Quarter ending on or before June 30, 2005 will not be less than 1.75 to 1.00 and (ii) as of any Fiscal Quarter ending after July 1, 2005 will not be less than 2.25 to 1.00.

•                  Minimum Consolidated Net Worth:  the Consolidated Net Worth of the Company and its subsidiaries for any Fiscal Quarter will not be less than the sum of (i) 85% of the Consolidated Net Worth of the Company and its subsidiaries as of September 30, 2004, plus (ii) 50% of the Consolidated Net Income of the Company and its subsidiaries for each Fiscal Quarter beginning with the Fiscal Quarter ending on December 31, 2004 in which such Consolidated Net Income is greater than zero, plus (iii) 100% of the cash proceeds (net of fees and expenses) from the issuance or sale of equity.

If an event of default under the Credit Agreement occurs and is continuing, then the interest rate on all obligations under the Credit Agreement may be increased by 2.0% above the otherwise applicable rate, and the lenders may declare any outstanding obligations under the Facility to be immediately due and payable. In addition, if the Company or certain of its subsidiaries becomes financially impaired, then any outstanding obligations under the Facility will be immediately due and payable.

Item 1.02                     Termination of a Material Definitive Agreement

On September 30, 2004, in connection with the Company’s entry into the new Credit Agreement described in Item 1.01 of this Current Report on Form 8-K, the Company terminated its existing Credit Agreement, dated as of July 12, 2001, among the Company, certain subsidiaries of the Company, the financial institutions party thereto, and Bank of America, N. A., as administrative agent for the lenders, and related agreements (the “Revolving Facility”), which were filed as Exhibits 4.1 through 4.11 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

The Revolving Facility was maintained by a syndicate of lenders and originally was scheduled to expire on July 11, 2004. The termination date was extended to October 8, 2004 by the Fourth Amendment to the Credit Agreement, dated as of July 9, 2004. The Company has no material continuing obligations under the terminated Revolving Facility, and the Company incurred no material early termination fees in connection with the termination.

Item 2.03                     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNOVA, INC.

By:	/s/ Michael E. Keane
Michael E. Keane
Senior Vice President and Chief Financial Officer

October 8, 2004